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member firm of KPMG International, a Swiss cooperative.
Independent Accountants' Report
The Board of Directors
Wachovia Bank, National Association:
We have examined the compliance of the Retail Credit Operations Division of Wachovia Bank,
National Association, (the Bank) with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage
Bankers (USAP) relating to its servicing of prime equity lines (home equity lines of credit), pursuant to the respective Sales and Servicing Agreements for the Summitt Prime Equity Lines
Trust 2002 and the Wachovia Asset Securitization Inc. (WASI) Trust 2002 HE-1, 2002 HE-2,
2003 HE-1, 2003 HE-2, 2003 HE-3, 2004 HE-1, 2004 HEMM-1, 2004 HEMM-2, 2005 HEMM-
1, 2007 HE-1, and 2007 HE-2 (collectively the Trusts), except for minimum servicing standards
I.2, I.4, III.3, III.4, III.6, V.3, and V.4, which management has determined to be inapplicable to the servicing of the Trusts, as of and for the year ended December 31, 2007. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on the Bank's compliance based on our examination.
Our examination was conducted in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.
Our examination disclosed the following material noncompliance with minimum servicing standards II.3, II.4, and V.2 as applicable to the Bank as of and for the year ended December 31,
2007:
Mortgage Payments Allocation of Principal and Interest (II.3)
Certain mortgage payments were not properly allocated to principal and interest in accordance with the morgagor's loan documents as the interest rates were set up incorrectly at loan origination.
Mortgage Payments Loan Payoffs (II.4)
Certain mortgage payments identified as loan payoffs were not allocated in accordance with the mortgagor's loan documents as the interest rates were set up incorrectly at loan origination.
Mortgagor Loan Accounting Adjustments on ARM loans (V.2)
Certain adjustments on ARM loans were not computed based on the related mortgage note and related ARM rider as the interest rates were set up incorrectly at loan origination.
In our opinion, except for the material noncompliance described above, the Bank complied, in all material respects, with the aforementioned minimum servicing standards as of and for the year ended December 31, 2007.
April 10, 2008 /s/ KPMG LLP